Exhibit 10.5

AMENDMENT NUMBER ONE

to the

WALGREEN CO. EXECUTIVE DEFERRED PROFIT-SHARING PLAN

The following sentence is added at the end of Section 3.1 (Eligibility):

“Effective January 1, 2013, solely for purposes of determining Plan eligibility, prior Plan Year contributions to this Plan are included in a Participant’s compensation to determine whether the Participant has met the Profit-Sharing Plan Compensation Limitation.”